Exhibit 99.1

Apollo Medical Holdings, Inc. Appoints Weili Dai and J. Lorraine Estradas to its Board of Directors

ALHAMBRA, Calif., December 20, 2021 /PRNewswire/ -- Apollo Medical Holdings, Inc. (“ApolloMed,” and together with its subsidiaries and affiliated entities, the “Company”) (NASDAQ: AMEH), a leading physician-centric, technology-powered healthcare company focused on enabling providers in the successful delivery of value-based care, today announced the appointments of Weili Dai, a renowned entrepreneur, technology executive and philanthropist, and J. Lorraine Estradas, R.N., B.S.N., M.P.H., an experienced leader in the Los Angeles healthcare industry, to its Board of Directors, effective December 31, 2021.

Boasting over 25 years of experience in the technology industry, Ms. Dai is the cofounder of global semiconductor company Marvell Technology where she served as President and Director until 2016. In 2018, Ms. Dai cofounded MeetKai, Inc., an AI-enabled personalized conversational search company, and continues to serve as its Executive Chairwoman today. She also serves as Chairman of the Board at Lark Health, a healthcare technology company aimed at delivering scalable, virtual chronic conditions care and preventive healthcare through conversational AI. Ms. Dai has been honored on Forbes’ “World’s Most Powerful Women” list and was named an EY Entrepreneur of the Year. She is recognized for her visionary work at Marvell and in technology advocacy for women and minorities. Ms. Dai holds a Bachelor of Science degree in Computer Science from the University of California, Berkeley.

Ms. Estradas currently serves as the Chief Executive Officer of Arroyo Vista Family Health Center, a non-profit network of community health centers serving Greater Northeast Los Angeles since 1981. Under Ms. Estradas’ leadership, Arroyo Vista has grown from a small storefront clinic to a healthcare delivery network of four health centers and a mobile medical clinic serving the healthcare needs of medically underserved families within its local communities as a Federally Qualified Health Center (FQHC). Ms. Estradas also currently serves as a City Health Commissioner in Los Angeles. Her experience includes hospital and community public health nursing at UCLA, the Eastern Los Angeles Regional Center for the Developmentally Disabled, the State of California Department of Health Services – Rural Health Farmworker Division, and Arroyo Vista Family Health Center. Ms. Estradas has a Bachelor of Science degree in Nursing as well as a master’s degree in Public Health, both from UCLA.

Brandon Sim, Co-Chief Executive Officer of ApolloMed, stated, “We are very excited to welcome Weili and Lorraine to the ApolloMed Board. We believe Weili’s extraordinary leadership and years of experience as an executive, venture capitalist, and board member in the technology and digital health industries will be a valuable asset to ApolloMed as we continue improving our technology platform and AI capabilities while executing on our nationwide growth strategy. Lorraine brings decades of knowledge and leadership within the Los Angeles healthcare community, as well as a proven ability to grow a community health organization and FQHC that is dedicated to providing the highest quality of compassionate, culturally sensitive care to a diverse community. We are thrilled to have tapped these two industry leaders as directors for our Board and look forward to benefitting from their guidance as we move forward with our plans to expand our model of empowering providers within our existing markets and beyond in the successful delivery of value-based care.”

About Apollo Medical Holdings, Inc.

ApolloMed is a leading physician-centric, technology-powered, risk-bearing healthcare company. Leveraging its proprietary end-to-end technology solutions, ApolloMed operates an integrated healthcare delivery platform that enables providers to successfully participate in value-based care arrangements, thus empowering them to deliver high quality care to patients in a cost-effective manner.

Headquartered in Alhambra, California, ApolloMed's subsidiaries and affiliates include management services organizations (MSOs), affiliated independent practice associations (IPAs), and a Next Generation Accountable Care Organization (NGACO). For more information, please visit www.apollomed.net.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, such as statements about the Company’s operational focus, strategic growth and expansion plans, and future collaboration opportunities. Forward-looking statements reflect current views with respect to future events and financial performance and therefore cannot be guaranteed. Such statements are based on the current expectations and certain assumptions of ApolloMed’s management, and some or all of such expectations and assumptions may not materialize or may vary significantly from actual results. Actual results may also vary materially from forward-looking statements due to risks, uncertainties and other factors, known and unknown, including the risk factors described from time to time in ApolloMed’s reports filed with the Securities and Exchange Commission, including, without limitation, the risk factors contained in ApolloMed’s Annual Report on Form 10-K for the year ended December 31, 2020, and any subsequent Quarterly Reports on Form 10-Q.

FOR MORE INFORMATION, PLEASE CONTACT:

Investor Relations

(626) 943-6491

investors@apollomed.net

Carolyne Sohn, The Equity Group

(415) 568-2255

csohn@equityny.com